SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Amendment No.1)


                       EchoStar Communications Corporation
 ------------------------------------------------------------------------------
                                (Name of Issuer)


                      Class A Common Stock, $.01 par value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    278762109

-------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2007
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [x]  Rule 13d-1(b)

          [ ]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.
            278762109


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Fairholme Capital Management, L.L.C.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER
          0

6.   SHARED VOTING POWER
          18,522,824


7.   SOLE DISPOSITIVE POWER
          0


8.   SHARED DISPOSITIVE POWER
          21,905,422


9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          21,905,422


10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          10.5%


12.  TYPE OF REPORTING PERSON*


          IA
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.
            278762109


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Bruce R. Berkowitz

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER
          0

6.   SHARED VOTING POWER
          18,522,824


7.   SOLE DISPOSITIVE POWER
          0


8.   SHARED DISPOSITIVE POWER
          21,905,422


9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          21,905,422


10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          10.5%


12.  TYPE OF REPORTING PERSON*

           IN, HC
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.
            278762109


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Fairholme Funds, Inc.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Maryland, United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER
          0

6.   SHARED VOTING POWER
          16,167,724


7.   SOLE DISPOSITIVE POWER
           0


8.   SHARED DISPOSITIVE POWER
          16,167,724


9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          16,167,724


10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          7.7%


12.  TYPE OF REPORTING PERSON*

          IC
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.
            278762109


Item 1(a).  Name of Issuer:


            EchoStar Communications Corporation
------------------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:


            9601 South Meridian Boulevard, Englewood, Colorado 80112
-------------------------------------------------------------------------------


Item 2(a).  Name of Person Filing:

            Fairholme Capital Management, L.L.C.
            Bruce R. Berkowitz
            Fairholme Funds, Inc.
--------------------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:


            Fairholme Capital Management, L.L.C.
            1001 Brickell Bay Drive, Suite 3112
            Miami, FL 33131

            Bruce R. Berkowitz
            c/o Fairholme Capital Management, L.L.C.
            1001 Brickell Bay Drive, Suite 3112
            Miami, FL 33131

            Fairholme Funds, Inc.
            1001 Brickell Bay Drive, Suite 3112
            Miami, FL 33131
--------------------------------------------------------------------------------

Item 2(c).  Citizenship:


            Fairholme Capital Management, L.L.C. - Delaware
            Bruce R. Berkowitz - United States of America
            Fairholme Funds, Inc. - Maryland
--------------------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:


            Class A Common Stock, $.01 par value

--------------------------------------------------------------------------------
Item 2(e).  CUSIP Number:


            278762109
--------------------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [x] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [x]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [x] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

21,905,422 shares of Echostar Communications Corporation (the "Issuer") are owned, in the aggregate, by various investment vehicles managed by Fairholme Capital Management, L.L.C. ("FCM") including The Fairholme Fund, the sole series of Fairholme Funds, Inc. Because Mr. Berkowitz, in his capacity as the Managing Member of FCM or as President of Fairholme Funds, Inc., has voting or dispositive power over shares beneficially owned by FCM, he is deemed to have beneficial ownership of such shares so reported herein.

While the advisory relationship causes attribution to Bruce Berkowitz or FCM of certain indicia of beneficial ownership for the limited purpose of this Schedule 13G Amendment, both Bruce Berkowitz and FCM hereby disclaim such beneficial ownership of these shares for purposes of interpretations under the Internal Revenue Code of 1986, as amended, for the rules of the Federal Communications Commission, or for any other purpose, except to the extent of their pecuniary interest. Individually, neither Bruce Berkowitz, FCM, nor any pooled investment vehicle managed by FCM (each an "FCM Fund"), or to the best of FCM's knowledge, any investor in any FCM Fund, (i) has a pecuniary interest in excess of 10% or more of the total outstanding shares of any class of common stock of the Issuer or (ii) controls 10% or more of the total voting rights attributable to every class of common stock of the Issuer.

Fairholme Capital Management, L.L.C.
------------------------------------

     (a)  Amount beneficially owned:
                                                              21,905,422
-------------------------------------------------------------------------------

     (b)  Percent of class:
                                                                 10.5%
--------------------------------------------------------------------------------

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote
                                                                   0
------------------------------------------------------------------------------

          (ii)  Shared power to vote or to direct the vote
                                                              18,522,824
--------------------------------------------------------------------------------

          (iii) Sole power to dispose or to direct the
                disposition of
                                                                   0
-------------------------------------------------------------------------------

          (iv)  Shared power to dispose or to direct the
                disposition of
                                                              21,905,422
-------------------------------------------------------------------------------

Bruce R. Berkowitz
------------------

     (a)  Amount beneficially owned:

                                                              21,905,422
-------------------------------------------------------------------------------

     (b)  Percent of class:

                                                                 10.5%
--------------------------------------------------------------------------------

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote
                                                                   0
------------------------------------------------------------------------------

          (ii)  Shared power to vote or to direct the vote
                                                              18,522,824
--------------------------------------------------------------------------------

          (iii) Sole power to dispose or to direct the
                disposition of
                                                                   0
-------------------------------------------------------------------------------

          (iv)  Shared power to dispose or to direct the
                disposition of
                                                              21,905,422
-------------------------------------------------------------------------------

Fairholme Funds, Inc.
---------------------

     (a)  Amount beneficially owned:
                                                              16,167,724
-------------------------------------------------------------------------------

     (b)  Percent of class:
                                                                 7.7%
--------------------------------------------------------------------------------

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote
                                                                   0
------------------------------------------------------------------------------

          (ii)  Shared power to vote or to direct the vote
                                                              16,167,724
--------------------------------------------------------------------------------

          (iii) Sole power to dispose or to direct the
                disposition of
                                                                   0
-------------------------------------------------------------------------------

          (iv)  Shared power to dispose or to direct the
                disposition of
                                                              16,167,724
-------------------------------------------------------------------------------


Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].


                                       N/A
--------------------------------------------------------------------------------

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.


                                       N/A
-------------------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.


                                       N/A
--------------------------------------------------------------------------------

Item 8.  Identification  and  Classification  of Members of the Group.

     If a group has filed this schedule pursuant to s.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to s.240.13d-1(c) or s.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

                                       N/A
--------------------------------------------------------------------------------


Item 9.  Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

                                       N/A
-------------------------------------------------------------------------------
Item 10.  Certifications.

     By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                  January 9, 2008
                                               -----------------------
                                                        (Date)



                                   /s/ Fairholme Capital Management, L.L.C.*
                                   -----------------------------------------
                                   (Signature)

                                       By: /s/ Bruce R. Berkowitz
                                            -------------------------
                                            (Signature)

                                            Bruce R. Berkowitz/Managing Member
                                            ----------------------------------
                                            (Name/Title)


                                   /s/ Bruce R. Berkowitz *
                                  ----------------------------
                                  (Signature)

                                            Bruce R. Berkowitz
                                            ------------------
                                            (Name/Title)


                                   /s/ Fairholme Funds, Inc. *
                                   -----------------------------
                                   (Signature)

                                       By: /s/ Bruce R. Berkowitz
                                          ----------------------------
                                            (Signature)

                                            Bruce R. Berkowitz/Managing Member
                                            of its Adviser
                                            -------------------------
                                            (Name/Title)


* The Reporting Persons disclaim beneficial ownership in the Class A Common Stock, except to the extent of his or its pecuniary interest therein.

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with this statement, provided, however, that a power of attorney, for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                                Exhibit A


                                    AGREEMENT

The undersigned agree that this Schedule 13G Amendment dated January 9, 2008 relating to the Class A Common Stock par value $.01 per share of EchoStar Communications Corporation, shall be filed on behalf of the undersigned.



                                                  January 9, 2008
                                               -----------------------
                                                        (Date)



                                   /s/ Fairholme Capital Management, L.L.C.
                                   -----------------------------------------
                                                  (Signature)

                                       By: /s/ Bruce R. Berkowitz
                                            -------------------------
                                            (Signature)

                                            Bruce R. Berkowitz/Managing Member
                                            ----------------------------------
                                            (Name/Title)


                                   /s/ Bruce R. Berkowitz
                                  ----------------------------
                                  (Signature)

                                            Bruce R. Berkowitz
                                            ------------------
                                            (Name/Title)


                                   /s/ Fairholme Funds, Inc.
                                   -----------------------------
                                       (Signature)

                                       By: /s/ Bruce R. Berkowitz
                                          ----------------------------
                                            (Signature)

                                            Bruce R. Berkowitz/Managing Member
                                            of its Adviser
                                            -------------------------
                                            (Name/Title)


SK 22146 0001 84280